NEWS RELEASE - JULY 19, 1994
KANSAS CITY SOUTHERN INDUSTRIES, INC. ANNOUNCES RESULTS OF
STRATEGIC STUDY, SALE OF IFTC, AND RELATED TRANSACTIONS


Kansas City Southern Industries, Inc. announced that its subsidiary, DST Systems, Inc. ("DST"), and Kemper Financial Services, Inc. ("KFS") today have signed a letter of intent for the acquisition of Investors Fiduciary Trust Company ("IFTC") by State Street Boston Corporation ("State Street").

State Street will exchange its stock with an approximate market value of $225 million for IFTC and the other assets of IFTC's holding company. The transaction is subject to execution of a definitive agreement and certain regulatory actions and approvals.

State Street is a world leader in providing custodial and record keeping services to the financial services industry.

"We are extremely pleased with the transaction and look forward to working with State Street to continue to serve our clients with the quality services we are known for," said Jerry Lavin, president of IFTC.

Marshall N. Carter, Chairman an Chief Executive Officer of State Street, said, "The acquisition of IFTC will strengthen State Street's leadership position in servicing financial assets worldwide. We plan to operate IFTC as an independent trust company based in Kansas City with the current management team."

IFTC, located in Kansas City, Missouri, is a Missouri trust company that is owned equally by KFS and DST. The Company provides portfolio accounting, custody and transfer agency services to the mutual fund industry. IFTC currently has approximately $130 billion in assets under custody.

Kemper Financial Services, Inc. is one of the nation's largest money managers.

Together with its affiliates, KFS has approximately $67 billion in assets under management.

DST provides data processing, shareholder accounting, computer software development, and other services to mutual funds, banks, insurance companies and the health care industry.

New Holding Company for Financial Services and Other Services

KCSI also announced plans to form a new subsidiary holding company for its non-rail businesses, consisting primarily of investment management (Janus Capital Corporation and Berger Associates, Inc.) and data processing and support services for mutual funds, banks, brokerages, insurance companies and pharmaceutical claims (DST and Argus Health Systems). In connection with the proposed acquisition of KCSI's rail operations by Illinois Central Corporation also announced today, the new subsidiary will be "spun-off" to the stockholders of KCSI.

Landon H. Rowland, KCSI's President and Chief Executive Officer said:

"These transactions will give effect to KCSI's plan to structure its operations so as to realize opportunities for increasing shareholder value. Our recent strategic evaluation will be now largely completed. We believe the combination of KCS Railway and Illinois Central will create a strategically powerful transportation company with combined prospects greater than those of the individual railroads. At the same time, excellent growth opportunities for our remaining financial services operations will be significantly enhanced. Both our transaction processing and asset management businesses have excellent market positions with exciting prospects for improved revenues and earnings. Our plans are to pursue these opportunities vigorously."

The new subsidiary holding company is expected to further expand and develop the businesses of Janus and DST, and to conclude KCSI's previously announced acquisition of Berger. (On July 15, 1994, the Berger 100 Fund, Berger 101 Fund and Berger Small Company Growth Fund announced that their Directors and Trustees have approved KCSI acquiring control of BAI, the investment advisor to the Berger Funds.)

Assets managed by Janus and Berger total approximately $25 billion, comprised primarily of no-load equity mutual funds. These companies will be operated separately targeting growth in their traditional direct markets as well as in the expanding deferred compensation market, and pursuing other distribution channels, with an emphasis on insurance products.

DST will continue to expand the services it offers to the mutual fund industry domestically and to pursue the development of international opportunities. Through its strategic partnership with an equity ownership in The Continuum Company, DST plans to participate in the trend of providing data processing to insurance companies. Argus (a 50% owned joint venture) represents DST's presence in the health care field.

Thomas A. McDonnell, Executive Vice President of KCSI, commented that, "This new holding company structure provides a vehicle for us to pursue more effectively the many exciting opportunities in financial services, insurance and health care."

"The IFTC transaction also represents an attractive opportunity to expand our existing partnership operations with State Street."

KCSI to Redeem Certain Common Stock Rights

The Board of Directors of KCSI also authorized redemption of the common stock "Rights" issued pursuant to its Rights Plan in 1986. The Board action terminates the exercisability of such Rights and will result in a payment of one and one-quarter cents ($0.0125) per share to common stockholders of record on August 26, 1994, payable September 20, 1994.